                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement                                     [ ] Confidential, for Use by the
[X]    Definitive Proxy Statement                                          Commission Only (as permitted by
[ ]    Definitive Additional Materials                                     Rule 14a-6(e)(2))
[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               KOPIN CORPORATION
                               -----------------
                (Name of registrant as specified in its charter)

                               KOPIN CORPORATION
                               -----------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.  Title of each class of securities to which transaction applies:
     N/A

     2.  Aggregate number of securities to which transaction applies:
     N/A

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):
     N/A

     4.  Proposed maximum aggregate value of transaction:
     N/A

     5.  Total fee paid:
     N/A

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.  Amount Previously Paid:
     N/A

     2.  Form, Schedule or Registration Statement No.:
     N/A

     3.  Filing Party:
     N/A

     4.  Date Filed:
     N/A

                               KOPIN CORPORATION


                                                April 13, 1998

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of KOPIN CORPORATION, to be held at 10:00 a.m. on May 21, 1998, at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts (the "Meeting").

     The Notice of Meeting and the Proxy Statement that follow describe the business to be considered and acted upon by the stockholders at the Meeting.

     The Board of Directors of the Company encourages your participation in the Company's electoral process and, to that end, solicits your proxy. You may give your proxy by completing, dating and signing the Proxy Card and returning it promptly in the enclosed envelope. You are urged to do so even if you plan to attend the Meeting.

                                             Sincerely,

                                             /s/ John C.C. Fan

                                             JOHN C.C. FAN, Chairman



           695 Myles Standish Boulevard, Taunton, Massachusetts 02780

                               KOPIN CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held On May 21, 1998

                            ________________________

     Notice is hereby given that the Annual Meeting (the "Meeting") of Stockholders of Kopin Corporation (the "Company") will be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts on May 21, 1998, at 10:00 a.m., local time, to consider and act upon the following matters:

     1. A proposal to elect seven (7) directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     2. A proposal to ratify the amendment of the Company's 1992 Stock Option Plan to increase the number of shares authorized for issuance under the Plan.

     3. A proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants of the Company for the current fiscal year.

     4. Such other business as may properly come before the Meeting or any adjournments thereof.

     Stockholders of record at the close of business on March 27, 1998 are entitled to notice of and to vote at the Meeting and any adjourned sessions thereof. All stockholders are cordially invited to attend the Meeting.

                                             By Order of the Board of Directors

                                             /s/ John C.C. Fan

                                             JOHN C.C. FAN, Chairman

Taunton, Massachusetts
April 13, 1998

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND PROMPTLY RETURN IT IN THE PREADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.

                               KOPIN CORPORATION
                          695 Myles Standish Boulevard
                          TAUNTON, MASSACHUSETTS 02780


                              ___________________

                                PROXY STATEMENT
                              ___________________


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of KOPIN CORPORATION (the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Meeting") to be held on May 21, 1998, and at any adjourned session thereof. This proxy statement was first mailed to stockholders on or about April 13, 1998. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

     The close of business on March 27, 1998 has been established as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. As of the record date, there were issued and outstanding and entitled to vote 12,146,660 shares of common stock of the Company, par value $.01 per share ("Common Stock"). Holders of shares of Common Stock are entitled to one vote for each share owned at the record date on all matters to come before the Meeting and any adjournments thereof. The presence in person or by proxy of holders of a majority of the shares of Common Stock entitled to vote at the Meeting constitutes a quorum for the transaction of business.

     Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any proxy may be revoked at any time before it is voted by written notice, received by the Secretary of the Company prior to the Meeting, or by revocation of a written proxy by request in person at the Meeting; but if not so revoked, the shares represented by such proxy will be voted.

     All proxies will be voted in accordance with the instructions contained therein. If no choice is specified for one or more proposals in a proxy submitted by or on behalf of a stockholder, the shares represented by such proxy will be voted in favor of such proposals and in the discretion of the named proxies with respect to any other proposals which may properly come before the Meeting. If, in a proxy submitted on behalf of a stockholder by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then such proxies will not be counted as present at the meeting with respect to such proposals, and such "non-votes" will have no effect on the voting on such proposals. Proxies submitted with abstentions as to one or more proposals will be counted as present for purposes of establishing a quorum for such proposals, and such abstentions will have the effect of a vote against such proposals.

     The Board of Directors does not know of any matters which will be brought before the Meeting other than those matters specifically set forth in the notice of Meeting (the "Notice"). However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed form of Proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board shall consist of not less than three nor more than thirteen directors. The Board has fixed the number of directors at seven. Unless authority is withheld, it is the intention of the persons voting under the enclosed proxy to vote such proxy in favor of the election of each of the nominees to be directors of the Company until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified. If any nominee is unavailable, such votes will be cast either for a substitute nominee or to fix the number of directors at a lesser number. The current Board has no reason to expect that any of the nominees will be unavailable.

     The following table sets forth certain information with respect to the persons who have been nominated to serve as directors of the Company. All of such persons are presently directors of the Company.

                                     SERVED AS
                                     DIRECTOR        POSITION AND OFFICES
NAME                         AGE       SINCE         WITH THE COMPANY
----                         ---     ---------       ---------------------
John C.C. Fan..............   54       1984      President, Chief Executive
                                                 Officer, Director and
                                                 Chairman of the Board

David E. Brook(2)..........   57       1984      Secretary and Director

Andrew H. Chapman (1)......   43       1985      Director

Morton Collins (1).........   62       1985      Director

Chi Chia Hsieh.............   53       1995      Director

Vallobh Vimolvanich........   57       1995      Director

Michael A. Wall (2)........   69       1984      Director

___________________

(1)  Member of the Audit Committee of the Board of Directors.
(2)  Member of the Compensation Committee of the Board of Directors.

BACKGROUND OF NOMINEES FOR DIRECTOR AND CERTAIN OFFICERS

          John C.C. Fan, President, Chief Executive Officer, Chairman of the Board of Directors. Dr. Fan, a founder of the Company, has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its organization in April 1984. He has also served as President of the Company since July 1990.

          David E. Brook, Secretary and Director. Mr. Brook is a founder of the Company and has served as a Director since 1984. Mr. Brook is the founder and senior partner of the patent law firm of Hamilton, Brook, Smith & Reynolds in Lexington, Massachusetts.

          Andrew H. Chapman, Director. Mr. Chapman has served as a Director of the Company since 1985. Mr. Chapman is a Managing Director of The Vertical Group, a private investment management company, a position in which he has served since its formation in 1988. From 1994 to 1996, Mr. Chapman also served as Executive Vice President of Integrated Network Corporation, a privately held telecommunications equipment company, of which he serves as a director.

          Morton Collins, Director. Mr. Collins has served as a Director of the Company since 1985. Mr. Collins has been a General Partner of DSV Partners III, a venture capital limited partnership, since 1981, and a General Partner of DSV Management Ltd. since 1982. Since 1985, DSV Management Ltd. has been the General Partner of DSV Partners IV, a venture capital limited partnership. Mr. Collins is also a director of The Liposome Company, Inc., ThermoTrex Corporation, Thermedics Detection, Inc. and a number of privately held companies.

          Chi Chia Hsieh, Director.   Dr. Hsieh has served as a Director of the
Company since December 1995.  Dr. Hsieh has been the President of
Microelectronics Technology, Inc., a Taiwan corporation publicly traded on the Taiwan Stock Exchange and affiliated with Telecom Holding Co., Ltd. During 1997, Dr. Hsieh was one of Telecom Holding Co., Ltd.'s designees to the Company's Board of Directors.

          Vallobh Vimolvanich, Director. Dr. Vimolvanich has served as a Director of the Company since December 1995. Dr. Vimolvanich has been the Vice Chairman of Telecom Asia Corporation Public Company Limited, a telecommunications company listed on the Stock Exchange of Thailand, since 1992. Dr. Vimolvanich has also served as a director and President of Telecom Holding Co., Ltd., a subsidiary and investment arm of Telecom Asia, since 1992. Dr. Vimolvanich is Telecom Holding Co., Ltd.'s designee to the Company's Board of Directors.

          Michael A. Wall, Director. Mr. Wall is a founder of the Company and has served as a Director since 1984. Mr. Wall is a director of Sugen, Inc. and a director and Chairman of Alkermes, Inc. Mr. Wall has founded, been a director of and/or managed over a dozen high technology firms in the last three decades, including Centocor, Inc. and Flow Laboratories, Inc.



BOARD OF DIRECTORS MEETINGS AND COMMITTEES

          During the fiscal year ended December 31, 1997 (the "1997 Fiscal Year"), the Board held six meetings. During the 1997 Fiscal Year, each incumbent director other than Dr. Hsieh and Dr. Vimolvanich attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which the individual director served.

          The Audit Committee presently is composed of two directors, Andrew H. Chapman and Morton Collins. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to audit functions, review and setting of internal policies and procedure regarding audits, accounting and other financial controls, and reviewing related party transactions. During the 1997 Fiscal Year, the Audit Committee met two times.

          During 1997 the Compensation Committee was composed of two directors, David E. Brook and Michael A. Wall. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, review and approval of compensation plans relating to executive officers and directors, including grants of stock options under the Company's 1992 Stock Option Plan, and other benefits and general review of the Company's employee compensation policies. None of the members of the Compensation Committee has been an employee of the Company at any time and none has any relationship with either the Company or the Company's officers requiring disclosure under applicable regulations of the Securities and Exchange Commission, except for Mr. Brook, who is a name partner of Hamilton, Brook, Smith & Reynolds, which is patent counsel to the Company. During the 1997 Fiscal Year, the Compensation Committee met two times.

          The Board recommends that the shareholders vote "FOR" the proposed nominees to the Board and the enclosed proxy will be so voted unless a contrary vote is indicated. The directors shall be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the meeting.

EXECUTIVE COMPENSATION

          The table below sets forth certain compensation information for the fiscal years ended 1997, 1996 and 1995 with respect to the Company's Chief Executive Officer and the four other most highly paid (in 1997) executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                        ANNUAL COMPENSATION                  SECURITIES              ALL OTHER
        NAME AND          -----------------------------------------------    UNDERLYING          COMPENSATION(1)
   PRINCIPAL POSITION      YEAR        SALARY ($)      BONUS($)              OPTIONS (#)                ($)
------------------------  ------      ------------    ----------            -------------       ----------------
John C.C. Fan,             1997         260,000         75,000                190,000                3,805
Chairman, CEO and          1996         235,000         50,000                130,000(2)             2,876
President                  1995         200,000         50,000                134,000(2)             1,386
                                                                                1,500(F)(3)

Paul J. Mitchell,          1997         170,000         35,000                 30,000                2,481
Treasurer and CFO          1996         155,000         25,000                 67,500(4)             2,373
                           1995         138,000         25,000                 69,600(4)             1,955
                                                                                1,500(F)(3)

Jeffrey J. Jacobsen,       1997         183,000         24,000                 14,000                    0
Senior Vice President -    1996         233,615         15,000                 23,500(5)                 0
Business Development       1995         224,390              0                 15,000                    0
                                                                                1,500(F)(3)

Matthew J. Micci,          1997         188,670              0                  7,000                2,621
Vice President -           1996         196,485              0                 23,500(6)             2,933
Sales, Gallium Arsenide    1995         131,790              0                 21,400(6)             1,733

Daily S. Hill              1997         109,000         54,882                 13,000                2,450
Vice President             1996          95,000         17,844                 12,900(7)             1,693
Gallium Arsenide           1995          86,860          6,000                 14,000(7)             1,392
 Operations

______________
(1) Amounts represent the Company's matching contributions under the Company's 401(k) Plan.
(2) Includes options to purchase 45,000 shares (1996) and 64,000 shares (1995) of the Company's common stock granted in exchange for certain outstanding options previously granted to Dr. Fan. See "Options Repriced".
(3) Represents options to purchase shares of common stock of Forte Technologies, Inc. ("Forte"), a previously majority-owned subsidiary of the Company (designated in the tables as "F").
(4) Includes options to purchase 22,500 shares (1996) and 29,600 shares (1995) of the Company's common stock granted in exchange for certain outstanding options previously granted to Mr. Mitchell. See "Options Repriced."
(5) Includes options to purchase 13,500 shares of the Company's common stock granted in exchange for certain outstanding options previously granted to Mr. Jacobsen. See "Options Repriced".
(6) Includes options to purchase 13,500 shares (1996) and 6,400 shares (1995) of the Company's common stock granted in exchange for certain outstanding options previously granted to Mr. Micci. See "Options Repriced."
(7) Includes options to purchase 5,400 shares (1996) and 8,000 shares (1995) of the Company's common stock granted in exchange for certain outstanding options previously granted to Mr. Hill. See "Options Repriced."

     The following two tables disclose, for the Chief Executive Officer and the other named executives, information regarding stock options granted or exercised during, or held at the end of, 1997 pursuant to the Company's stock option plans.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                INDIVIDUAL GRANTS
                        ------------------------------------------------------------------      POTENTIAL REALIZABLE
                               NUMBER OF           % OF TOTAL                                     VALUE AT ASSUMED
                               SECURITIES            OPTIONS                                        ANNUAL RATES
                               UNDERLYING          GRANTED TO                                      OF STOCK PRICE
                                OPTIONS             EMPLOYEES     EXERCISE                          APPRECIATION
                                GRANTED                IN           PRICE      EXPIRATION       FOR OPTION TERM (4)
NAME                              (#)              FISCAL YEAR     ($/SH)         DATE           5%($)         10%($)
----------------------  ---------------------     -------------  ----------   ------------     ---------      ---------
John C. C. Fan                 40,000(2)                6.1         15.00        7/10/07         377,200        956,400
                              150,000(3)               22.7         15.00        7/10/07       1,414,500      3,586,500

Paul J. Mitchell               10,000(1)                1.5         15.00        7/10/07          94,300        239,100
                               15,000(2)                2.3         16.69       12/15/07         157,350        399,000

Jeffrey J. Jacobsen             4,000(1)                 .6         15.00        7/10/07          37,720         95,640
                               10,000(2)                1.5         16.69       12/15/07         104,900        266,000

Matthew J. Micci                2,000(1)                 .3         15.00        7/10/07          18,860         47,820
                                5,000(2)                 .8         16.69       12/15/07          52,450        133,000

Daily S. Hill                   3,000(1)                 .4         15.00        7/10/07          28,290         71,730
                               10,000(2)                1.5         16.69       12/15/07         104,900        266,000

_____________

(1) Options granted under the Company's 1992 Stock Option Plan. Exercises of one-fourth of the options to purchase shares are permitted on the first, second, third, and fourth anniversary dates of the grant provided such person is employed by the Company. Such options are not transferable, other than by will or the laws of descent and distribution and to certain immediate family members, trusts for the benefit of such family members and partnerships in which such family members are partners and to any other persons in the discretion of the Compensation Committee subject to certain restrictions.
(2) Options granted under the Company's 1992 Stock Option Plan. Such options are exercisable on December 31, 1998. Such options are not transferable, other than by will or the laws of descent and distribution and to certain immediate family members, trusts for the benefit of such family members and partnerships in which such family members are partners and to any other persons in the discretion of the Compensation Committee subject to certain restrictions.
(3) Options granted under the Company's 1992 Stock Option Plan. Such Options are exercisable upon the attainment of certain corporate milestones. Such options are not transferable, other than by will or the laws of descent and distribution and to certain immediate family members, trusts for the benefit of such family members and partnerships in which such family members are partners and to any other persons in the discretion of the Compensation Committee subject to certain restrictions.
(4) The potential realizable value assumes that the stock price increases from the date of grant until the end of the option term (typically 10 years) at the annual rate of 5% and 10%. The assumed annual rates of appreciation are computed in accordance with the rules and regulations of the Securities and Exchange Commission. No assurance can be given that the annual rates of appreciation assumed for the purposes of the table will be achieved, and actual results may be lower or higher. The closing price of the Common Stock on December 31, 1997 was $16.813.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                           NUMBER OF
                                                                           SECURITIES                  VALUE OF
                                                                           UNDERLYING                 UNEXERCISED
                                                                          UNEXERCISED                IN-THE-MONEY
                                                                           OPTIONS AT                 OPTIONS AT
                                                                          12/31/97 (#)               12/31/97 ($)
                           SHARES ACQUIRED      VALUE REALIZED           EXERCISABLE/                EXERCISABLE/
NAME                       ON EXERCISE (#)          (1)($)               UNEXERCISABLE             UNEXERCISABLE(2)
------------------------  ------------------   -----------------   -------------------------   ----------------------
John C.C. Fan                    N/A                  N/A               318,916/200,084             1,740,793/704,698

Paul J. Mitchell              35,000              333,438                 98,233/66,867               525,105/282,101

Jeffrey J. Jacobsen              N/A                  N/A                 63,250/34,250               244,590/162,710

Matthew J. Micci                 N/A                  N/A                 21,016/25,884               151,732/148,122

Daily S. Hill                    N/A                  N/A                 12,909/24,991                88,635/102,874

_______________
(1) Value realized is based on the closing price of the Common Stock on the date of exercise minus the exercise price.
(2) Value of the Common Stock is based on the closing sale price of the Common Stock as of December 31, 1997 ($16.813) minus the exercise price.

Options Repriced

          The following table provides information related to the repricing of certain options held by executive officers of the Company which occurred during the fiscal years ended December 31, 1996 and 1995. Such repricings are the only instances during the last ten fiscal years in which the exercise price of any option granted by the Company to any of its executive officers have been repriced. The Company has never granted, and thus has never repriced, any stock appreciation rights.

                         TEN YEAR OPTION/SAR REPRICING

     (a)              (b)               (c)                   (d)                (e)             (f)           (g)
                                       NUMBER                                                                    OF
                                         OF                                                                   ORIGINAL
                                     SECURITIES                                                              OPTION TERM
                                     UNDERLYING            MARKET PRICE         Exercise                      REMAINING
                                      OPTIONS/             OF STOCK AT          PRICE AT                         AT
                                        SARS                 TIME OF             TIME OF                       DATE OF
                                     REPRICED OR           REPRICING OR       REPRICING OR        NEW       REPRICING OR
                                       AMENDED              AMENDMENT           AMENDMENT       EXERCISE      AMENDMENT
NAME                   DATE              (#)                   ($)                 ($)         PRICE ($)       (Years)
-----------------  ------------   -----------------     ------------------   ---------------   ----------   -------------
John C.C. Fan        11/8/96          50,000(1)                8.25             14.25              8.25           9.08
                     7/18/95          55,000(2)               10.75             17.25             10.75           8.42
                     7/18/95          25,000(2)               10.75             13.75             10.75           8.75

Paul J. Mitchell     11/8/96          25,000(1)                8.25             14.25              8.25           9.08
                     7/18/95          25,000(2)               10.75             17.25             10.75           8.42
                     7/18/95          12,000(2)               10.75             13.75             10.75           8.75

Matthew J. Micci     11/8/96          15,000(1)                8.25             14.25              8.25           9.08
                     7/18/95           4,000(2)               10.75             13.25             10.75           7.42
                     7/18/95           4,000(2)               10.75             17.25             10.75           8.42

Jeffrey J. Jacobsen  11/8/96          15,000(1)                8.25             14.25              8.25           9.08

Daily S. Hill        11/8/96           6,000(1)                8.25             14.25              8.25           9.08
                     7/18/95           4,000(3)               10.75             13.25             10.75           7.42
                     7/18/95           4,000(3)               10.75             17.25             10.75           8.42

_____________
(1)  Option indicated was exchanged for option to purchase 10% fewer shares.
(2)  Option indicated was exchanged for option to purchase 20% fewer shares.
(3) Option indicated was exchanged for option to purchase equal number of shares.

EXECUTIVE EMPLOYMENT AGREEMENT

          The Company has entered into an employment agreement with Dr. John C.C. Fan pursuant to which the Company has agreed to employ Dr. Fan as Chief Executive Officer. The agreement provides for the assignment of all inventions made by Dr. Fan while in the employ of the Company and includes a covenant by Dr. Fan not to compete with the Company during his employment and for up to two years thereafter. The agreement expires February 20, 2000. Dr. Fan's salary is to be determined each year by the Board of Directors. At the end of 1997 the Board of Directors set Dr. Fan's annual salary for 1998 at $280,000.


DIRECTOR COMPENSATION

          In March 1994 the Board of Directors approved compensation for outside directors of $1,000 per meeting attended, including any special meeting or committee meeting not held on the same day as a regularly scheduled meeting of the Board of Directors. The Company also pays expenses for attendance at meetings of the Board of Directors and committees thereof.

CERTAIN TRANSACTIONS

          On October 16, 1995, the Company made a demand loan, secured by 5,000 shares of the Company's Common Stock, in the original principal amount of $75,000 to Jeffrey J. Jacobsen, Senior Vice President, Business Development at an annual rate of interest of 10.25%. As of March 27, 1998, $66,750 was outstanding under this loan.

                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

          The Company's executive compensation is based upon three primary components: base salary, annual bonuses, and grants of stock options. Each component is intended to serve the overall compensation philosophy of the Company. In this respect, the Compensation Committee (the "Committee") believes that compensation should reflect the value created for shareholders while supporting the Company's short and long term strategic goals. Compensation programs should reflect and promote the Company's values and reward individuals for outstanding contributions to the Company's success. Also, short and long term compensation play a critical role in attracting and retaining qualified executives.


OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

          The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long term success of the Company. The Company's executive compensation philosophy is based on the following principles:

     .  Competitive and Fair Compensation

The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Committee compares the Company's compensation practices with its general understanding of those of companies in similar industries and at a similar stage of development. The Company also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies.

     .  Performance

Executive officers are rewarded based upon corporate and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

     In evaluating each executive's performance, the Company generally conforms to the following process:

     . Prior to the beginning of the year, Company and individual goals and objectives are set.

     . Near the end of the year, the executive's manager, or, in the case of the Chief Executive Officer, the Compensation Committee, evaluates accomplishment of the executive's goals and objectives and his contributions to the Company.

     . The executive's performance is then compared with peers within the Company.

     . The comparative results, combined with the Committee's general understanding as to comparative compensation practices of similar companies at a similar stage of development, are then used to determine salary, bonus and stock option compensation levels.

COMPENSATION PROGRAM COMPONENTS

          Annual compensation for the Company's executives consists of three elements -- salary, cash bonus, and stock options. Executives are also entitled to participate in the same benefit plans available to other employees. Base salaries are targeted to be moderate, yet competitive in relation to salaries commanded by those in similar positions with other companies. The Compensation Committee sets the base salary for executives by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Individual salary determinations are based on experience, levels of responsibility, sustained performance and comparison to peers inside and outside the Company. The Compensation Committee determined that for 1998 an average 5.5% increase in base salary would be appropriate as a cost of living adjustment.

          The Company's officers are eligible to receive bonuses in the discretion of the Compensation Committee based primarily on the attainment of certain goals and objectives and the executive's contributions to the Company. Bonus awards to executives for 1997 reflected attainment of certain of the corporate performance goals for the year including development of various strategic corporate relationships, new product development, continued progress in the commercialization of the Company's technology and increased product revenues. The Committee gave special consideration to those executives who made a material contribution to the achievement of these performance goals in awarding bonuses. Management had also requested and the Committee agreed to authorize further cash bonuses to other executive and nonexecutive employees totaling approximately 4.0% of total employee compensation with an additional 2% reserve allocated to group heads to be distributed in their discretion to deal with any inequities.

     Stock option awards are designed to promote the identity of long-term interests between the Company's employees and its shareholders and assist in the retention of executives. The size of option grants is generally intended by the Compensation Committee to reflect the executive's position with the Company and his contributions to the Company. The Committee typically authorizes the grant of stock options vesting over a period of four years in order to incentivize each employee over a relatively significant period of time. The Compensation Committee believes that stock options have been and remain an excellent vehicle for compensating its employees. In the previous year, the Compensation Committee had reserved a pool of 175,000 shares for issuance pursuant to stock option grants to all employees. For the current year, the Committee had determined to reserve a pool of 180,000 shares in July 1997 and an additional 110,000 shares in December 1997 for issuance pursuant to stock option grants to employees. Furthermore, the Committee authorized the July grant of stock options to provide for 100% vesting on December 31, 1998. The Committee's objective was to significantly reduce the risk of loss of key employees within such time frame. In establishing the appropriate number of stock options to grant to the Company's employees and executives for 1997, the Committee determined that the total grants to the Company's employees and executives for the year as a proportion to the Company's ownership as a whole bore a reasonable relationship, being approximately 2.5%. The Committee also took into consideration that in most cases the percentage of stock options held by the Company's employees and executives remains relatively modest in comparison to the ownership of the Company as a whole by nonemployee stockholders.

     The Committee continues to believe that stock option grants remain an important mechanism to incentivize employees. Because the option exercise price for the employee is generally the fair market value of the stock on the date of grant, employees recognize a gain only if the value of the stock increases. Thus, employees with stock options are rewarded for their efforts to improve the Company's long-term stock market performance. Stock options, moreover, have been used to reward substantially all employees of the Company, not just at the executive officer level. The option program also typically uses a four-year vesting period to encourage key employees to continue in the employ of the Company.

1997 COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

          In considering the compensation for the Chairman and Chief Executive Officer and President for fiscal year 1997, the Committee reviewed his existing compensation arrangements and both Company and individual performance.

          The Compensation Committee has set Dr. Fan's annual compensation, including a significant portion of his compensation based upon the Company's stock option plan, to reflect Dr. Fan's senior position, his responsibilities, and his past and expected future contributions to the Company's success, and with the objective of incentivizing him to achieve certain key milestones within a specified time frame. His annual compensation was intended to provide competitive compensation for fiscal 1998.

          Dr. Fan's salary for fiscal 1997 was increased $25,000 from $235,000 to $260,000 reflecting in part a cost of living adjustment as well as an adjustment to reflect the increased duties and obligations of his position relative to other similarly situated chief executive officers. His bonus award of $75,000 for fiscal 1997 reflected success in the attainment of his principal individual and corporate 1997 performance goals established by the Compensation Committee including milestones relating to development of various strategic corporate relationships, new product development, continued progress in the commercialization of the Company's technology and increased product revenues.
In July 1997, the Committee granted Dr. Fan a series of stock options to purchase a total of 150,000 shares at an exercise price equal to the fair market value at the date of grant. The options are exercisable upon the achievement of certain milestones. The Committee's objective was to incentivize the Chief Executive Officer to reach certain specific goals and objectives. Additionally, in July 1997, the Compensation Committee granted Dr. Fan an option for the purchase of 40,000 shares at an exercise price equal to the fair market value per share at the date of grant. The option is exercisable on December 31, 1998 subject to Dr. Fan's continued employment with the Company. In determining the number of shares covered by the options granted to Dr. Fan, the Compensation Committee evaluated Dr. Fan's overall compensation package relative to that of other chief executives in the Company's industry, achievement of both individual and corporate 1997 performance goals previously described and the need to continue to adequately incentivize Dr. Fan.

          Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. The Committee has considered these new requirements and believes that grants pursuant to the Company's 1992 Stock Option Plan meet the requirement that they be "performance based" and, therefore, exempt from the limitations on deductibility. Historically, the combined salaries and bonuses of each of the Company's executive officers have been well under the $1 million limit. The Committee's present intention is to comply with Section 162(m) unless the Committee feels that required changes would not be in the best interest of the Company or its shareholders.

                                  Compensation Committee


                                  Michael A. Wall, Chairman
                                  David E. Brook

                               SHAREHOLDER RETURN
                               PERFORMANCE GRAPH

          The following graph compares the performance of the Company's Common Stock to the NASDAQ Stock Market Total Return Index for U.S. Companies (the "NASDAQ Stock Market Index") and to the Hambrecht & Quist Technology Index (the "H&Q Technology Index") over the last five years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at January 1, 1993 and that all dividends were reinvested.

                        COMPARISON OF CUMULATIVE RETURN


                             [Graph Appears Here]


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     Among Kopin Corporation, NASDAQ Stock
                     MARKET - U.S. INDEX AND H&Q TECHNOLOGY
                                     INDEX

                                                          NASDAQ Stock Market            H&Q Technology
    Measurement Point          Kopin Corporation               -U.S.Index                    Index
-------------------------  --------------------------  --------------------------  --------------------------
        12/31/92                     $100.00                     $100.00                     $100.00
        12/31/93                      105.88                      114.80                      117.41
        12/31/94                       60.29                      112.21                      141.04
        12/31/95                       83.82                      158.70                      210.89
        12/31/96                       69.85                      195.19                      262.10
        12/31/97                       98.89                      239.53                      307.29

            STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 27, 1998 by: (a) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (b) all Directors; (c) all named executive officers; and (d) all executive officers and directors of the Company as a group:

                                    AMOUNT AND NATURE
                                      OF BENEFICIAL
           NAME                       OWNERSHIP (1)             PERCENT
           ----                       -------------             -------

John C.C. Fan (2).................       559,416                   4.3

David E. Brook (3)................        62,747                    *

Andrew H. Chapman (3).............        20,000                    *

Morton Collins (3)................        10,000                    *

Chi Chia Hsieh (4)...............        656,091                   5.1

Vallobh Vimolvanich (5)......            656,091                   5.1

Michael A. Wall (3)...............       141,902                   1.1

Telecom Holding Co., Ltd (6).            643,716                   5.0

Paul J. Mitchell (7)..............       108,233                    *

Jeffrey J. Jacobsen (8)...........        68,250                    *

Matthew J. Micci (9)..............        21,041                    *

Daily S. Hill  (10)...............        24,991                    *

All directors and executive
 officers as a group (15 persons)
 (11).............................     1,858,609                  14.4

__________________________
*Less than 1%

(1) Unless otherwise indicated in these footnotes, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
(2) Includes 6,000 shares held by Dr. Fan's wife as custodian under the Uniform Gifts to Minors Act, and 10,000 shares owned by Wilex Realty and Development, a company of which Dr. Fan is an officer. Dr. Fan disclaims beneficial ownership of all such shares. Also includes 318,916 shares representing options that are currently exercisable or exercisable within 60 days.
(3) Includes 10,000 shares representing options that are currently exercisable or exercisable within 60 days.
(4) Consists of 643,716 shares owned by Telecom Holding Co., Ltd. ("Telecom"). The ultimate parent of Telecom Holding Co., Ltd. is Charoen Pokphand Group Company Limited, a limited company organized and existing under the laws of the Kingdom of Thailand. In 1997, Dr. Hsieh was one of Telecom Holding Co., Ltd.'s designees to the Company's Board of Directors. Dr. Hsieh disclaims beneficial ownership of such shares. His address is 16 Harcourt Road, Hong Kong. Based on the information set forth in Schedule 13D filed with the Securities and Exchange Commission on October 20, 1995 and Amendment No. 1 thereto filed with the Securities and Exchange

     Commission on December 4, 1995. Also includes 12,375 shares representing options that are currently exercisable or exercisable within 60 days.
(5) Consists of 643,716 shares owned by Telecom Holding Co., Ltd. Dr. Vimolvanich is Telecom Holding Co., Ltd.'s designee to the Company's Board of Directors. Dr. Vimolvanich disclaims beneficial ownership of such shares. His address is 18 Ratchadaphisek Road, Huai Khwang, Bangkok, Thailand. Based on the information set forth in Schedule 13D filed with the Securities and Exchange Commission on October 20, 1995 and Amendment No. 1 thereto filed with the Securities and Exchange Commission on December 4, 1995. Also includes 12,375 shares representing options that are currently exercisable or exercisable within 60 days.
(6) So long as Telecom, together with its affiliates and Chia Yang Telecommunication Limited, a Thailand corporation (of which Chi Chia Hsieh is President), hold not less than 5% of the Company's outstanding shares, Telecom is entitled to at least one representative on the Company's Board of Directors pursuant to a Stock Purchase Agreement between Telecom and the Company. The address of Telecom is 18 Ratchadaphisek Road, Huai Khwang, Bangkok, Thailand.
(7) Includes 8,000 shares held by Mr. Mitchell as custodian under the Uniform Gifts to Minors Act. Mr. Mitchell disclaims beneficial ownership of such shares. Also includes 98,233 shares representing options that are currently exercisable or exercisable within 60 days.
(8) Includes 63,250 shares representing options that are currently exercisable or exercisable within 60 days.
(9) Includes 21,016 shares representing options that are currently exercisable or exercisable within 60 days.
(10) Includes 24,991 shares representing options that are currently exercisable or exercisable within 60 days
(11) Includes 743,979 shares issuable to certain directors and executive officers pursuant to options that are currently exercisable or exercisable within 60 days.

REPORTS OF BENEFICIAL OWNERSHIP

          Based solely on a review of reports furnished to the Company or written representations from the Company's directors and executive officers, the Company believes that all reports required to be filed pursuant to Section 16 of the Securities Exchange Act of 1934 were filed timely by the Company's directors, executive officers and 10% holders during Fiscal Year 1997, with the exception that each officer and director was late with regard to his final
Form 5 filing for the year.

                                   PROPOSAL 2

               AMENDMENT OF THE COMPANY'S 1992 STOCK OPTION PLAN

          The Board of Directors has authorized, subject to stockholder ratification, an increase in the number of shares available under the Company's 1992 Stock Option Plan (the "Plan") from 2,700,000 to 3,100,000 (including 303,051 shares issued upon exercise of options granted pursuant to the Company's 1985 Incentive Stock Option Plan, which was terminated in 1992). As of December 31, 1997 2,101,647 shares were issued or issuable upon exercise of options granted pursuant to the Plan.

          Purpose. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees and directors of and advisers and consultants to the Company. The purpose of the proposed amendment is to provide the Company with additional capacity to award stock options to existing personnel and to attract qualified new employees, directors, advisers and consultants through grants of stock options.

          Administration. The Plan is administered by the Compensation Committee (the "Committee") which consists of directors of the Company appointed by its Board of Directors. Subject to the provisions of the Plan, the Committee has discretion to determine when awards are made, which employees are granted awards, the number of shares subject to each award and all other relevant terms of the awards. The Committee also has broad discretion to construe and interpret the Plan and adopt rules and regulations thereunder.

          Eligibility. Awards may be granted to persons who are employees of the Company whether or not officers or members of the Board of Directors of the Company and directors of or advisers or consultants to the Company. Pursuant to the Plan, incentive stock options may only be granted to employees, non-qualified stock options may be granted to directors, advisors and consultants of the Company as well as employees. The maximum number of shares issuable upon exercise of options granted in any one year to any employee of the Company pursuant to the Plan may not exceed 400,000 shares.

          Shares Subject to the Plan. The shares issued or to be issued under the Plan are shares of the Company's Common Stock, $.01 par value, which may be newly issued shares or shares held in the treasury or acquired in the open market. Previously, no more than 2,700,000 shares could be issued under the Plan (including 303,051 shares issued upon exercise of options granted pursuant to the Company's 1985 Incentive Stock Option Plan, which was terminated in
1992). The foregoing limit is subject to adjustment for stock dividends, stock splits or other changes in the Company's capitalization.

          Stock Options. The Committee in its discretion may issue stock options which qualify as incentive stock options under the Internal Revenue Code or non-qualified stock options. The Committee will determine the time or times when each stock option becomes exercisable, the period within which it remains exercisable and the price per share at which it is exercisable, provided that no incentive stock option shall be exercised more than 10 years after it is granted and no other options shall be exercised more than 10 years and one day after it is granted, and further provided that the exercise price shall not be less than the fair market value of the Company's Common Stock on the date of grant. The reported closing price of the Company's Common Stock by NASDAQ on April 3, 1998 was $17.875 per share.

          Payment for shares purchased upon exercise of any option must be made in full in cash or check when the option is exercised. No option is transferable except by will or the laws of descent and distribution and, during the optionee's lifetime, the option may be exercised only by the optionee provided, that the Compensation Committee may, in its discretion, authorize all or a portion of the options to be granted to an optionee to be on terms which permit transfer by such optionee to (i) the spouse, former spouse, children (including stepchildren) or grandchildren of the optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which such Immediate Family Members are the only partners including family limited partnerships controlled by the Optionee or (iv) to any other persons or entities in the discretion of the Compensation Committee subject to certain restrictions. If an optionee's employment terminates for any reason, including without limitation by reason of voluntary severance, involuntary severance, retirement, but not by reason of death, any options exercisable on the date of termination expire thirty days after such termination. If an optionee dies, any options exercisable at the time of such death may be exercised by the optionee's executor or administrator at any time within the shorter of the option period or 12 months after the date of death.

          Notwithstanding any other provision of the Plan, the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee in any calendar year shall not exceed $100,000.

          The Board of Directors has appointed the Compensation Committee, which during 1997 was composed of Messrs. David E. Brook and Michael A. Wall.

          The following is a brief and general discussion of the Federal income tax rules applicable to awards under the Plan. With respect to an incentive stock option, an employee will generally not be taxed at the time of grant or exercise, although exercise of an incentive option will give rise to an item of tax preference that may result in an alternative minimum tax. If the employee holds the shares acquired upon exercise of an incentive stock option until at least one year after issuance and two years after the option grant, he or she will have long-term capital gain (or loss) based on the difference between the amount realized on the sale or disposition and his or her option price. If these holding periods are not satisfied, then upon disposition of the shares the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at time of exercise over the option price, plus capital gain in respect of any additional appreciation. With respect to a non-qualified option, an employee will not be taxed at the time of grant; upon exercise, he or she will generally realize compensation income to the extent the then fair market value of the stock exceeds the option price. The Company will generally have a tax deduction to the extent that, and at the time that, an employee realizes compensation income with respect to an award.

                          OPTION GRANTS UNDER THE PLAN

NAME                                        OPTIONS (SHARES)
----                                        ----------------
John C.C. Fan............................        519,000
Paul J. Mitchell.........................        200,100
Ronald P. Gale...........................         92,700
Jeffrey J. Jacobsen......................         97,500
Matthew J. Micci.........................         46,900
Glen G. Kephart..........................         67,500
Bor-Yeu Tsaur............................        126,200
Daily S. Hill............................         37,900
Matthew M. Zavracky......................         88,000
All executive officers as a group........      1,275,800
All directors, excluding executive
 officers, as a group....................              0
All employees, excluding executive
 officers, as a group....................      1,028,144

          The Board recommends that the shareholders vote "FOR" the proposed amendment of the Plan and the enclosed proxy will be so voted unless a contrary vote is indicated. The affirmative vote of the holders of a majority of the shares of the Common Stock represented in person or by proxy at the Meeting is required for approval of the amendment of the Plan.

                                   PROPOSAL 3

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

          Deloitte & Touche LLP, independent certified public accountants, have been auditors of the Company since 1985. The Board of Directors has recommended that the stockholders ratify the reappointment of Deloitte & Touche LLP as the Company's auditors for the current year.

          A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will be afforded an opportunity to make a statement, if such representative desires to do so, and will be available to answer any appropriate questions.

          The Board of Directors recommends that the shareholders vote "FOR" the proposal to ratify the appointment of Deloitte & Touche LLP, and the enclosed proxy will be so voted unless a contrary vote is indicated. In the event the appointment of Deloitte & Touche LLP should not be approved by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.


                             STOCKHOLDER PROPOSALS

          The Board will make provision for presentation of proposals by shareholders at the 1999 annual meeting of shareholders (or special meeting in lieu thereof) provided such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the Securities and Exchange Commission. Such proposals must be received by the Company no later than December 15, 1998 to be considered for inclusion in the Company's proxy materials relating to that meeting.



                                    GENERAL

          The management of the Company knows of no matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

          The Company will provide free of charge to any Stockholder from whom a proxy is solicited pursuant to this proxy statement, upon written request from such stockholder, a copy of the Company's annual report filed with the Securities and Exchange Commission on Form 10-K for the Company's fiscal year ended December 31, 1997. Requests for such report should be directed to Kopin Corporation, 695 Myles Standish Boulevard, Taunton, Massachusetts 02780,
Attention:  Chief Financial Officer.

          The Company expects to hold its next stockholder meeting on or about May 20, 1999, and proxy materials in connection with that meeting are expected to be mailed approximately 30 days prior to the meeting.


                                  /s/ John C.C. Fan

                                  JOHN C.C. FAN,
                                  Chairman

                                     PROXY
                               KOPIN CORPORATION

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                       BOARD OF DIRECTORS FOR THE ANNUAL
                MEETING OF STOCKHOLDERS TO BE HELD MAY 21, 1998

     The undersigned hereby appoints John C.C. Fan and Paul J. Mitchell or either of them as Proxies, with full power of substitution to vote all the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 21, 1998 at 10:00 a.m. at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts, or any adjournment thereof, upon any and all matters which may properly be brought before the meeting or any adjournments thereof, hereby revoking all former proxies.



                                   [SEE REVERSE
             CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SIDE]
_______________________________________________________________________________
     Please mark
[X]  vote as in
     this example

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2), AND (3) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SUCH SPECIFICATION.

1. PROPOSAL TO ELECT DIRECTORS                                       FOR    AGAINST   ABSTAIN

NOMINEES: John C.C. Fan,           2. PROPOSAL TO RATIFY THE         [ ]      [ ]       [ ]
 David E. Brook, Andrew H.            AMENDMENT TO THE COMPANY'S
 Chapman, Morton Collins,             1992 STOCK OPTION PLAN
 Chi Chia Hsieh,                      TO INCREASE THE NUMBER
 Michael A. Wall,                     OF SHARES AUTHORIZED FOR
 Vallobh Vimolvanich                  ISSUANCE UNDER THE PLAN.

          FOR   WITHHELD           3. PROPOSAL TO RATIFY THE         [ ]      [ ]       [ ]
          [ ]     [ ]                 APPOINTMENT OF DELOITTE &
[ ] For all nominees                  TOUCHE LLP AS THE INDEPENDENT
    except as noted above             PUBLIC ACCOUNTANTS
                                      OF THE COMPANY.

                                   5. IN THEIR DISCRETION, THE
                                      PROXIES ARE AUTHORIZED
                                      TO VOTE UPON SUCH OTHER
                                      BUSINESS AS MAY PROPERLY
                                      COME BEFORE THE MEETING.

                                         MARK HERE     [ ]
                                         FOR ADDRESS
                                         CHANGE AND
                                         NOTE AT LEFT

                                   PLEASE DATE AND SIGN exactly as your name(s) appears at left indicating where proper official position or representation capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such, when shares have been issued in the name of two or more persons, all should sign.

Signature ___________________ Date __________ Signature ___________________ Date __________